                                                                      Exhibit 12

                            DUKE ENERGY CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                        Year Ended December 31,
                                          --------------------------------------------------
                                            2000       1999       1998     1997(a)   1996(a)
                                          --------   --------   --------  --------  --------
Earnings Before Income Taxes.....          $2,796     $1,300     $2,037    $1,613    $1,789
Fixed Charges....................             997        671        555       520       540
                                           ------     ------     ------    ------    ------
    Total........................          $3,793     $1,971     $2,592    $2,133    $2,329
                                           ======     ======     ======    ======    ======
Fixed Charges
  Interest on debt...............          $  970     $  645     $  533    $  497    $  514
  Interest component of rentals..              27         26         22        23        26
                                           ------     ------     ------    ------    ------
    Fixed Charges................          $  997     $  671     $  555    $  520    $  540
                                           ======     ======     ======    ======    ======
Ratio of Earnings to Fixed
 Charges.........................             3.8        2.9        4.7       4.1       4.3

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(a) Financial information reflects accounting for the combination with
    PanEnergy Corp on June 18, 1997 as a pooling of interests. As a result, the financial information gives effect to the combination as if it had occurred on January 1, 1996.